CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - July 2006
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (24,249.828 units) at June 30, 2006                $ 40,712,004
Additions of 39.257 units on July 31, 2006                               65,952
Redemptions of (61.850) units on June 30, 2006                         (103,908)
Offering Costs                                                          (30,651)
Net Income - July 2006                                                   58,605
                                                                   ------------

Net Asset Value (24,227.235 units) at July 31, 2006                $ 40,702,002
                                                                   ============

Net Asset Value per Unit at July 31, 2006                          $   1,680.01
                                                                   ============


                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                       $    100,736
    Change in unrealized                                               (462,642)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             22,085
    Change in unrealized                                                335,471
  Interest income                                                       171,915
                                                                   ------------

                                                                        167,565
                                                                   ------------

Expenses:
  Brokerage fee                                                         101,438
  Performance fee                                                             0
  Operating expenses                                                      7,522
                                                                   ------------

                                                                        108,960
                                                                   ------------

Net Income (Loss) - July 2006                                      $     58,605
                                                                   ============

                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on July 31, 2006                          $  1,680.01

Net Asset Value per Unit on June 30, 2006                          $  1,678.86

Unit Value Monthly Gain (Loss) %                                        0.07 %

Fund 2006 calendar YTD Gain (Loss) %                                   (0.71)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Macro situation still in flux...continuing volatility with little direction

July saw modest gains in currencies and base metals offset by losses in fixed income as economic releases depicted slowing economic growth and a cooling housing market, leading to a reduced probability of another rate increase in August.

North Korean missile tests, continuing Iranian nuclear defiance, renewed turbulence in Nigeria and the Israel/Lebanon tinderbox all pushed energy prices higher before finding resistance and finishing virtually unchanged for the month. Small losses to our portfolios resulted.

Equity indices were also volatile but ended the month largely unchanged, leading to flat performance.

With the global market environment still in a state of flux, we take comfort from our systematic discipline which has, in most cases, been proven over the past three and a half decades of changing market conditions and economic cycles. While our results in July were by no means memorable, it may have been a month of relatively strong performance within our peer group.

If you have any questions, please do not hesitate to contact me

Sincerely,

Bruce Cleland
President & CEO